June 10, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: OROPLATA RESOURCES, INC.

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated June 10, 2014 (date of event June 6, 2014) of OROPLATA RESOURCES, INC. and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC